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                                                                     Exhibit 99



Press Contact: Greg Reaves                    Investor Contact: Mary Redmond
               (908) 423-6022                                   (908) 423-4465

        MERCK & CO., INC. PLANS TO ESTABLISH MERCK-MEDCO AS A SEPARATE,
                            PUBLICLY TRADED COMPANY

AN INITIAL PUBLIC OFFERING OF A PORTION OF THE NEW COMPANY EXPECTED BY MID-2002

Whitehouse Station, N.J., Jan. 29, 2002 - Merck & Co., Inc. today announced plans to establish Merck-Medco, its pharmacy benefits management (PBM) subsidiary, as a separate, publicly traded company. Merck plans an initial public offering of a portion of the new company by mid-2002, subject to market conditions.

         Alternatives for the distribution of the remaining shares in the new company are under evaluation by Merck. The full separation of Merck-Medco should be completed within 12 months of the initial public offering, subject to receipt of an Internal Revenue Service ruling that such an event would be tax-free to shareholders and to other customary conditions.

         "Merck's acquisition of Merck-Medco in 1993 has been highly successful," said Merck Chairman, President and CEO Raymond V. Gilmartin. As part of Merck, Merck-Medco's revenues grew from $2.2 billion in 1992 to $26 billion in 2001 and the number of lives covered grew from 33 million to 65 million, nearly one in four Americans. Merck-Medco, the leading pharmacy benefits manager in the country in terms of revenue, manages more than 537 million prescriptions annually, operates the world's leading Internet pharmacy, and serves more than 1,700 clients.

         "Over the past four months, Merck's management and its Board of Directors conducted a strategic review of Merck and Merck-Medco's businesses. It is clear that Merck-Medco is a much different company than it was nine years ago, and the

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environment in which it operates has also changed dramatically. Given the evolution of the distinct and highly competitive environments in which Merck and Merck-Medco operate, we believe the best way to enhance the success of both businesses going forward is to enable each one to pursue independently its unique and focused strategy," Mr. Gilmartin said.

         Going forward, Merck expects its core pharmaceutical business to deliver double-digit earnings-per-share growth in 2003 driven by accelerating top-line growth. For 2002, Merck's outlook for the operating earnings of its core pharmaceutical business is unchanged as a result of this transaction. On an as-reported basis, Merck anticipates that earnings per share for 2002 will be at the same level as 2001 results. The 2002 as-reported earnings per share will also be affected by the benefit from the implementation of FAS 142 regarding goodwill amortization, most of which relates to Merck's 1993 acquisition of Merck-Medco, and the timing of the completion of the distribution of the remaining shares in the company.

         "This transaction will allow Merck to focus more fully on its priorities of turning cutting-edge science into breakthrough medicines and supporting them through targeted and well-executed marketing," added Mr. Gilmartin. "In addition to investing behind our internal pipeline, our efforts also will include a continuing, intense focus on the entire spectrum of product licensing - from early- to late-stage opportunities - as well as targeted acquisitions. We also believe that providing investors with `pure plays' in the pharmaceutical and PBM businesses, respectively, will allow full valuation of both businesses."

         "As a separate company, Merck-Medco will continue to provide high-quality service to its customers and will be able to pursue strategic initiatives and competitive PBM opportunities," said Richard T. Clark, president of Merck-Medco. "We have an experienced and talented management team and employee base, and, as a result, are well-positioned to continue our leadership in the PBM industry."

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          Merck will hold a conference call with analysts today on this announcement at 8:45 a.m., Eastern Time. Investors are invited to listen to a live webcast of the call by visiting Merck's corporate website at WWW.MERCK.COM. The call will be available for replay on the Merck website until Feb. 5, 2002.

ABOUT MERCK & CO., INC.

         Merck & Co., Inc. is a leading research-driven pharmaceutical products and services company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures.

ABOUT MERCK-MEDCO

         Merck-Medco is the leading provider of comprehensive, quality, affordable prescription drug care in the United States. Merck-Medco provides pharmaceutical care for more than 65 million - nearly one in four - Americans.

         This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. An offering will be made solely by means of a prospectus.

         This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in Item 1 of our Form 10-K for the year ended Dec. 31, 2000, and in our periodic reports on Form 10-Q and Form 8-K (if any) which we incorporate by reference.


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